EXHIBIT 10.5

                 EXECUTIVE LIFE INSURANCE AGREEMENT

  Agreement, dated as of this ____ day of __________, 1994, by and between [NAME] (the "Employee") and UNIVERSAL LEAF TOBACCO
COMPANY, INCORPORATED, a Virginia corporation (the "Corporation").

                             Recitals

  The Employee is a valued employee of the Corporation and the Corporation desires to retain the Employee in its employment. Therefore, to induce his continued employment, the Corporation desires to assist the Employee with his personal life insurance through this executive life insurance plan.

  The Corporation is presently providing group term life insurance for the Employee equal to twice compensation and a certain amount of post retirement life insurance which eventually reduces to 20% of the pre retirement benefit. The Corporation wishes to pay on behalf of the Employee in the future an amount equal to the amount currently being paid for group life insurance coverage plus an amount equal to the present value of post retirement coverage amortized over a time period to age 65 (or age 70 in the event the Employee is age 55 or older on the date of this Agreement). However to do so, the Employee shall apply for these dollars, it is believed that by using reasonable projections the Employee will have substantially more post retirement insurance than under the present arrangement. However, this executive life insurance plan entails certain risks including but not limited to the ability of the Insurer to pay, the amount of interest credited to the policy by the Insurer, taxes and changes in the tax law. By entering into this Agreement, the benefits under the risks of owning the policy are transferred to the Employee.

  As is the case with the present group life insurance plan, the Corporation may change the amount of premium payments, and also may change its corporate policy towards providing or assisting in providing pre or post retirement life insurance. However, the present intention of the Company to make payments are stated in this Agreement. An Insurance Advisor (Clark/Bardes, Inc.) has provided the Employee a booklet and has discussed the terms of the policy with the Employee. The Employee has considered the advantages and disadvantages of signing this Agreement as opposed to continuing under Corporation's present group term life insurance plan.

  NOW THEREFORE, in consideration of the following, the Employee and the Corporation agree as follows:

  1.  Effect of Agreement

    By entering into this Agreement, the Employee authorizes the Corporation to cease the Employee's coverage under the present group life insurance plan as of July 1, 1994 and to participate in this arrangement as described herein. The election is irrevocable and will cause the Employee to be ineligible for the present group term plan or any term plan that replaces the present group term plan.

  2.  The Policy

    The life insurance policy (the "Policy") covered by this Agreement is:

                                          Initial Amount
  Insurer          Policy Number           of Insurance

    Manufacturers Life
$<COV_G_AMOUNT>

issued on the life of the Employee. The Employee shall be the sole owner of the Policy. The Corporation shall have no interest in the Policy nor any claim to the cash value or Policy proceeds.

  3.  Payment of Premiums by the Corporation

    A.  During Employment

      The present plan of the Corporation is to pay on behalf of the Employee during the period of employment an amount based on cost tables and calculation methods held by the Human Resources Department. This amount consists of two parts as follows: (i) the current cost per $1,000 of term insurance by age using group New York group term rates discounted by 58.6% which are the Corporation's present group term policy rates and (ii) the amortization to age 65 (or 70 in the event the Employee is age 55 or older on the date of this Agreement) of the present value of the post retirement coverage the Employee would have had under the present Group Term Life Insurance Plan at normal retirement, using 1980 CSO Mortality tables to determine life expectancy of the insured and a discount rate of 5.27%.

      The above amount will be paid on a net after-tax basis, i.e. the gross amount will be computed as above and 32% shall be withheld for the Employee's federal and state income tax liability on the above amount yielding the net amount to be paid to the Insurer. If in the future the federal (39.6%) and/or state (5.75%) income taxes on earned income changes, the gross amount to be paid by the Corporation will be adjusted to yield the same net amount to be forwarded to the Insurer.

    B.  Disability

      If the Employee becomes disabled during the term of employment the Corporation plans to continue to pay the above payment specified under paragraph 4 "Employee Contribution" and the amount of the supplemental insurance premium (if elected by the Employee during disability) until the earlier of death or age 65 (or age 70 in the event the Employee is age 55 or older on the date of this Agreement).

    C.  Early Retirement

      If the Employee elects early retirement between the ages of 55 and 65, the Corporation plans to pay the sum of (i) an amount equal to the current group-term premium taking into consideration the coverage reduction schedule currently being used for early retirees and (ii) the amount of amortization for post retirement coverage paid by the Corporation during the last year of employment. No further Corporation payments will be made after age 65 (or 70 in the event the Employee is 55 or older on the date of this Agreement).

    D.  Employment after Age 65

      If the Employee works past age 65, the Corporation intends to continue the portion of the payment for current term coverage as specified in paragraph 3 A(i) on an after-tax basis. No further post retirement amortization payment as specified in subparagraph 3 A(ii) will be made after age 65 unless the employee was age 55 or older on the date of this Agreement.

    E.  Right of Corporation to Determine and Change

      The Corporation reserves the right to change or terminate the amounts of its payment in accordance with future circumstances.
Any determination of the obligation to make payment under this Agreement or to make any interpretation or construction of this Agreement shall be the sole prerogative of the Corporation.

  4.  Employee Contributions

    The Employee Contribution shall equal the income tax on group life insurance coverage in excess of $50,000 at various ages for which the Employee would have paid assuming Table I rates as of December 1989, the current federal and state combined income tax rate and the amount of insurance coverage in effect.

    The Employee authorizes the Corporation to withhold from his compensation (salary, bonus or other compensation) amounts equal to the Employee Contributions. These amounts will be paid by the Corporation on behalf of the Employee to the Insurer under the insurance contract.

    A.  Supplemental Insurance

      The employee may pay an additional amount for Supplemental Insurance (equal to annual compensation) at rates specified by the Company's Insurance Advisor and acceptable to the Insurer, assuming that the Employee qualifies for Supplemental Insurance under the Policy. By electing Supplemental Insurance, the Employee authorizes the corporation to withhold the amounts and pay the Insurer.

    B.  Additional Payments

      At any time before or after termination of employment, the Employee may take any such additional payments to the Policy as may be allowed by the terms of the Policy. Upon retirement, the employee should consult with the Insurance Advisor with respect to any options available under the Policy.

  5.  Transfer of Policy

    The Employee may transfer all of his interest in the Policy and the transfer shall not effect the Corporation's payment of premiums. The transfer is subject to the terms of the Policy and the Corporation makes no representation as to the legal or tax effects of such transfer.

  6.  Payment of Policy Proceeds

    In the event the Policy becomes a claim by reason of the Employee's death, the Corporation shall have no interest in the proceeds of the Policy. The total proceeds of the Policy shall be paid directly by the Insurer to the beneficiary designated in the Policy by the owner thereof.

  7.  Surrender of Policy or Withdrawing Sums

    The Employee shall have the exclusive right to surrender or cancel the Policy and receive the cash surrender value thereof. However, if the Employee during his employ should cease to make payments or fail to authorize the Corporation to make payments on his behalf or if the Employee should withdraw funds or borrow funds from the Policy, then the Corporation shall have the right not to make any further contributions to the Policy. The Corporation wants to encourage the Employee to keep the Policy in effect and funded during employment.

  8.  Termination of Agreement by the Corporation

    In the event the Employee shall fail to pay that portion of each premium payment required in Paragraph 4 hereof, or in the event of the termination of the Employee's employment with the Corporation for any reason whatsoever other than the Employee's death, retirement, early retirement, or disability, the Corporation may terminate the agreement. Termination from employment shall not terminate the right of the Corporation to withhold or collect any Employee contributions due or paid to the Insurer by the Corporation on behalf of the Employee.

  9.  Obligations of Insurer under Agreement

    The insurer shall be bound only by the provisions of and endorsements on the Policy, and any payments made or action taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all persons whatsoever. It shall in no way be bound by or deemed to have notice of the provisions of this Agreement.

  10.  Changes in Amount of Insurance

    The Corporation intends to maintain the amount of life insurance coverage in force pursuant to this Agreement to equal twice the Employee's compensation effective July 1 each year but such increases however shall be subject to the terms and limitations of the Policy.

  11.  Accident Insurance

    During the term of employment the Corporation intends to provide a separate policy accidental death coverage in an amount equal to twice compensation subject to certain maximum coverage limits (currently $750,000).

  12.  Miscellaneous

    A. Where appropriate in this Agreement (i) words used in the singular shall include the plural and words used in the masculine shall include the feminine and vice versa and (ii) the word "Employee" shall include his transferee, subowner, subowner's assigns or Policy beneficiary as the case may be.
The word "Corporation" shall include its successors and assigns.
 Headings and subheadings are for convenience only and have no effect on the construction of this Agreement.

    B. This Agreement may be altered, amended or modified by written notice signed by the Corporation. The laws of the Commonwealth of Virginia shall govern this Agreement.

    C. This Agreement is not an employment contract nor does it create any right of continued employment with the Corporation.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement in more than one counterpart, each of which is an original.

                       UNIVERSAL LEAF TOBACCO COMPANY INCORPORATED

                       By:________________________________

_____________________________
          [NAME]